UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):   (x) Form 10-K  ( ) Form 20-F  ( ) Form 11-K  ( ) Form 10-Q
               ( ) Form N-SAR  ( ) Form N-CSR

                    For the Period Ended: July 31, 2003

               ( ) Transition Report on Form 10-K
               ( ) Transition Report on Form 20-F
               ( ) Transition Report on Form 11-K
               ( ) Transition Report on Form 10-Q
               ( ) Transition Report on Form N-SAR

                    For the Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION
-------------------------------


Growth Mergers, Inc.
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Full Name of Registrant


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Former Name if Applicable


8846 Shamu Court
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Address of Principal Executive Office (Street and Number)


Las Vegas, NV, USA  89147
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)
---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (check box if appropriate).

     ( ) (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (x) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth





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               calendar day  following the  prescribed  due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     ( )  (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.


PART III - NARRATIVE
--------------------

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Management has been unable to finalize the financial statements with the auditors due to travel schedule of John Wells, the CFO. As a result, the Form 10-KSB is still only in draft form.


PART IV - OTHER INFORMATION
---------------------------

(1) Name and telephone number of person to contact in regard to this notification:

     David B. Jackson, President & CEO
     (604) 805-0065

     John Wells, CFO
     011-44-7989-387916

(2) Have all periodic reports required under Section 13 or 15(d) of the Securities Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     (x) Yes                                  ( ) No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be in included in the subject report or portion thereof?

     ( ) Yes                                  (x) No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      =====================================

                              GROWTH MERGERS, INC.
                              --------------------
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



     Date:  October 29, 2003                  By:  /s/ David B. Jackson
                                                   --------------------
                                              David B Jackson, President & CEO


     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an




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     authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
                                    ---------

   Intentional misstatements or omissions of fact constitute Federal Criminal
   --------------------------------------------------------------------------
                         Violations (See 18 U.S.C. 1001)
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